Exhibit 5.1

M. SELIGMAN & CO. ADVOCATES AND NOTARIES

ELI ZOHAR
GABRIEL HAKE	23 MENACHEM BEGIN ROAD • P.O.B. 36090 •
ZVI BAR-NATHAN	TEL-AVIV 66184 ISRAEL
AARON MICHAELI
ROY BLECHER
YOAV FRUCHTMAN	TEL. (972-3) 7101616
MICHAL MANY-MEDAN	FAX (972-3) 7101617
RAKEFET PELED	E-MAIL seligman@seligman.co.il
NILI ZOHAR
ERAN BALINT
DAN ALON
SHONE HELIN-GRINBOM
ORIT ZILONY-KLINMAN	TEL. Direct (972-3) 7101656
TAMAR LUZ	FAX Direct (972-3) 5669355
AMIT KRISPIN	E-MAIL nitzan@seligman.co.il
DAPHNA ZADICARIO-ELY
DANA DORON
ITAI ZOHAR
EFRAT KALASH-MISHAN
NITZAN LEIBOVITZ
AVISHAI HALFON	Date 7 March 2005
INGA MICHAELI
MERAV BARUCH
YEHUDIT LIBIN-HIRSCH
TAL LAUFER
AHIKAM SHIMONI
SHARON LULACHI
YEHUDA ROSENTHAL
MERAV ISRAELI
MICHAL VARDI
YANIV TESLER
SHANI SHAVIT
ARIK RUBIN
SAGY PARDO
YANIV STEIN

MAX KRITZMAN (FOUNDER) (1914-2003)	File No. 358\00058\G260416
MAX SELIGMAN (FOUNDER)
(1902-1987)

To:

Shamir Optical Industry Ltd.

Kibbutz Shamir

Upper Galilee

Israel 12135

Ladies and Gentlemen:

We act as Israeli counsel to Shamir Optical Industry Ltd. (Company No. 513659565) a limited liability company incorporated under the Law of the State of Israel (the “Company”). We refer to the registration statement and amendments thereto on Form F-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, (the “Act”) relating to the public offering of up to an aggregate of 4,000,000 Ordinary Shares (the “Shares”) of a nominal value of NIS 0.01each of the Company, consisting of 3,400,000 shares to be sold by the Company, an additional 600,000 shares to be sold by certain shareholders thereof (the “Selling Shareholders”) and 600,000 shares which may be purchased by the underwriters if they exercise the option granted to them to cover over-allotments.

1.             The opinions hereafter expressed are subject to the following qualifications:

For the purpose of this Opinion we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents and items:

1.1           The Company’s articles of association;

1.2           The Company’s certificate of incorporation;

1.3           The approval of the cooperative registrar for the conversion of Shamir Optical Industry and Development ACS Ltd. into a limited liability Company.

1.4           Minutes of the Management Board meeting of Shamir Optical Industry and Development ACS Ltd.dated Februay 8, 2005;

1.5           Minutes of the Shareholders meeting of Shamir Optical Industry and Development ACS Ltd. dated February 21, 2005;

The documents listed above shall be referred to collectively as “Applicable Documents.”

2.             In rendering an opinion on the matters set forth herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or assumed to be executed by corporate or other entities, other than the Company, we have assumed that such entities had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed that due authorization by all requisite action, corporate or other, and due execution and delivery by such entities on such documents and the validity and binding effect thereof. As to any facts material to this opinion we did not independently establish or verify, we have relied solely upon statements, representations, executed minutes and certificates of officers and other representatives of the Company.

3.             This opinion letter is governed by, and shall be interpreted solely in accordance with the laws of the State of Israel. Based upon and subject to all the qualifications set forth in this opinion letter we are of the opinion that:

3.1           The Shares to be issued and sold by the Company have been duly and validly authorized and when sold in the manner contemplated by the Underwriting Agreement filed as an exhibit to the Registration Statement, upon receipt by the Company of payment therefore as provided in such agreement and subject to the payment of Israeli stamp tax upon the issuance thereof, if applicable, will be legally issued, fully paid and non-assessable.

3.2           The shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly and validly authorized and issued and are fully paid-up and non-assessable.

4.             Our opinion expressed above are further subject to the following additional qualifications, assumptions, limitations and exceptions:

4.1           We express no opinion as to any laws other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction nor we made any investigation with respect to any issues of conflict of laws between the law of the State of Israel and the law of other jurisdictions, and any issue which may arise with respect to this opinion will be resolved solely pursuant to the laws of the state of

Israel. Furthermore, we have not undertaken any independent investigation to determine the accuracy of representations made to us by officers of the Company and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such as investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

4.2           Our opinions are subject to the effect of judicial decisions which may permit the introduction of extrinsic evidence to interpret the terms of written contracts.

4.3           We express no opinion with respect to any tax matters and matters of choice of law and jurisdiction.

4.4           We express no opinion with respect to the financial condition of the Company.

4.5           This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter speaks only as of its date, and we disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis, and legal conclusion or an informational confirmation in this opinion letter).

4.6           This opinion is subject to the laws relating to liquidation, bankruptcy, reorganization, insolvency or composition generally effecting creditors’ rights, and any reference to the enforceability of an obligation is not to be taken as a reference to the obligation being enforceable by the remedy of specific performance.

4.7           This opinion is provided only with respect to the Registration Statement. We hereby consent to the filing of this opinion as exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission.

Yours sincerely,

M. Seligman & Co.

/s/ M. Seligman & Co.